EX - 10.2



                   EMPLOYMENT CONTRACT

     This Employment Contract, is hereby executed as of the date below written by and between PL Brands, Inc., Delaware corporation (the "Company") and Christopher J. Pearson, 2553 N.
Atlantic Avenue, #168, Daytona Beach, Florida 32118
("Employee").

     A. The Employee has owned and operated Oth.net, Inc., a Florida corporation ("Oth.net"), certain of whose assets have been acquired by the Company pursuant to an agreement, in a tax free exchange under Section 368 of the Internal Revenue Code. He possesses certain unique knowledge, skills, talent, strategies, ethics and objectives which are necessary for the continued operation of the assets and business of Oth.net acquired by the Company.

     B. The Company, pursuant to the agreement above referenced, has agreed to retain the services of the Employee for a period of two years in order to continue the business of Oth.net and Employee has agreed to same.

     NOW THEREFORE, in consideration of the foregoing premises and the parties' mutual undertakings contained in this Contract, the Company and the Employee hereby agree that the Company will employ the Employee upon the following terms and conditions:

     1. Duties and Responsibilities. The Employee shall serve as Vice President, or such other position as reasonably requested by the Company. He shall assist in maintaining the existing Internet site, Oth.net. He shall also assist in evaluating other Internet businesses that may be available to the Company and in devising business strategies for the Company and such other duties as may be reasonably requested by the Company. He will report to Mr. Richard
          Barbari, President, or his successor.

     2. Terms. The employment will commence effective on August 21, 2000 and continue for a term of at least two years and thereafter upon the terms and conditions contained herein until terminated as provided below in paragraph 5.

     3.   Compensation.

          a.   Base Salary. The Employee's initial
               salary will be Ten Thousand Four Hundred
               Sixteen and 66/100 dollars ($ 10,416.66)
               per month [One Hundred Twenty Five
               Thousand and 00/100 dollars ($125,000.00)
               annualized], less customary withholding
               and other deductions to be paid biweekly.
               The base salary will be reviewed on an
               annual basis. Any modifications will be subject to the discretion of the Company, but at no time will the base salary be reduced below the initial level set forth in this paragraph.

          b.   Bonus Compensation. Effective for the
               fiscal year beginning July 1, 2000 the
               Employee will be eligible to participate in the Company's bonus plan, if same exists, subject to the terms and conditions of the plan, as that plan applies to the Company's key executive employees. The Company may in its sole discretion modify or eliminate the bonus plan.

          c.   Stock Option Plan.  Employee will be
               included in an employee incentive stock
               option plan when and if  it is
               established.

     4. Employee Benefits. The Employee will be eligible to participate in the following Company provided employee benefits programs upon satisfaction of the eligibility requirements of each plan and completion of the necessary enrollment forms, if any. The Employee's participation will be subject to the terms of the respective plans, as those plans apply to the Company's key executive employees, and applicable law. The Company may in its sole discretion modify or eliminate any or all of the foregoing benefit programs, none of which presently exists.

          a. Health Insurance. Employee's portion of the premium expense will depend upon the coverage Employee selects.

          b. Dental Insurance. Employee's portion of the premium expense will depend upon the coverage Employee selects.

          c. Life Insurance. The Company will pay all premiums necessary to provide Employee with coverage under the Company's group life insurance plan, as that plan applies to the Company's key executive employees.
               Employee may purchase at his sole cost
               coverage for his dependents as provided
               in the Plan.

          d.   Short Term Disability.

          e.   Long Term Disability.

          f. The Company 401(k) Profit Sharing Plan. A copy of the summary plan description will be provided.

          g.   Sick Pay.

          h.   Vacation. The Employee will be eligible
               to receive two (2) weeks of paid vacation during each twelve (12) month period of his employment commencing on his first day of work. Vacation days must be used during the applicable twelve (12) month period and may not be carried over. Upon termination of Employee's employment, any unused vacation will be forfeited.

          i. Expense Reimbursement. The Company will reimburse Employee for all reasonable expenses incurred in connection with the performance of Employee's services, including travel and entertainment expenses with the Company's prior approval. These expenses must be incurred in accordance with Company policies and must be sustained by written statements and receipts before reimbursement will be made.

     5. Termination. The Agreement and Employee's employment may be terminated upon any of the following:

          a.   The mutual written agreement of the
               parties.

          b. Upon receipt by the Company of a written determination from a physician stating that Employee is disabled. Employee will be deemed disabled if unable, with a reasonable accommodation, to perform the usual and regular duties he has performed as an employee of the Company as a result of any physical or mental condition caused by injury or illness. Employee agrees to cooperate with the Company including submitting to a physical examination in arriving at a determination of disability.

          c.   Upon Employee's death.

          d.   Company may terminate Employee's
               employment at any time after the second
               anniversary date of employment with the
               Company, for any reason whatsoever by
               giving not less than 30 days written
               notice to Employee of such termination.
               Notwithstanding the foregoing, after the second anniversary date the Company has the right to immediately terminate
               Employee upon written notice provided
               Employee will be paid for the balance of the 30 day notice period.

          e. The Employee may terminate his employment at any time after the second anniversary of his employment with the Company, for any reason whatsoever, by giving not less than 30 days written notice to the Company of such termination.

          f. In addition the Company has the right to terminate Employee's employment immediately upon (i) the material breach of any provisions of this Agreement which material breach has not been cured within 30 days after written notice describing the breach has been given, (ii)
               Employee's conviction of a crime
               punishable as a felony, (iii) upon the
               insolvency, bankruptcy or dissolution of the Company, (iv) upon Employee's commission of fraud, theft or dishonesty in the course of his employment having a material adverse effect upon the Company, its directors, shareholders or employees.

     In the event of the termination of this Agreement the parties agree to carry out any provisions that contemplate performance by them subsequent to the termination of the Agreement. Termination will not affect any obligations which have accrued prior to termination including payment of compensation to Employee up to the date of termination.

     6. Confidential Information. Employee agrees that in connection with his employment he will obtain knowledge of and be exposed to certain confidential information of the Company. For purposes of this Agreement, "confidential information" means (a) all information relating to systems, methods and techniques concerning development, operation, manufacture, distribution, pricing and marketing of the Company's products and services, (b) customer lists, telephone numbers and other information pertaining to customers, (c) financing, plans, properties or other information relating to the operation of the Company generally and (d) other private and confidential information which is a special and unique asset of the Company or information which if known to competitors or others outside of the Company would be harmful to the Company. Employee agrees that he will not, without first receiving written authorization signed by the Chief Executive
          Officer of the Company, during the term of this Agreement (other than in the ordinary course of business) or at any time after the termination of his employment, remove from the Company's premises or divulge to any person or entity any such confidential information. In this regard
          Employee agrees to deliver to the Company upon termination of employment any and all such confidential information in any form whatsoever in his possession or under his control.

     7. Ownership of New Developments. Employee agrees that the Company will be the owner of and immediately entitled to an assignment of all (a) improvements, enhancements, developments, adaptations, processes or inventions relating or arising out of the Company's existing or proposed processes, products, inventions or business activities, and (b) any new process, technology, design, product or other invention which is developed by Employee through Confidential Information or which develops through the use of the Company's facilities (all of which are "New Developments"). Employee must immediately disclose the existence of any New
          Development to the Company and, when requested by the Company, immediately execute and deliver to the Company an assignment of his right, title and interest thereto. Employee will cooperate, with the Company, without cost to Employee, in prosecuting any claim for patent or copyright protection which the Company desires with respect to any such New Development.

     8. Covenant not to Compete. The Employee agrees that during the tern of this Agreement and for a period of two (2) years following termination of his employment for any reason whatsoever, Employee will not directly or indirectly alone, or as a partner, officer, director, shareholder, employee, independent contractor or consultant of any other person or entity engage in any of the following activities.

          a. Without the prior written consent of the Chief Executive Officer of the Company, knowingly solicit the trade or do business with or assist anyone else in solicitation of any person or entity for whom the Company has provided, or has negotiated to provide, products or services during the twelve (12) month period immediately preceding the termination of his employment.

          b. Without the prior written consent of the Chief Executive Officer of the Company, engage in any commercial activity involving the marketing or sale of product lines in competition with the Company's business as conducted as of the date of termination of employment or with any part of the Company's contemplated business, within the United States of America and Canada, or since the business of the Company is Internet related and thus worldwide, any entity whose service or product which is, or can be made available, in the United States of America and/or Canada.

          c. Without the prior written consent of the Chief Executive Officer of the Company, solicit or assist anyone else in the solicitation of any of the Company's then current employees to terminate their employment with the Company and become employed by any business enterprise with which Employee may then be associated, affiliated, or connected.

     9.   Injunctive Relief.   Employee acknowledges and
          agrees that his violation of the
          Confidentiality, New Development and Non-Compete
          Covenants would result in immediate and
          irreparable damage to the Company for which the Company does not have adequate relief at law.
          Employee acknowledges that the Company has the right to seek injunctive relief from a court of competent jurisdiction to prevent a threatened or continuing breach of such violation.

     10. Miscellaneous. Wherever possible each provision of this Agreement will be interpreted in the manner so as to be effective and valid under applicable law; and any provision of this Agreement that is prohibited by or invalid under applicable law will be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement. This
          Agreement may be amended at any time by
          agreement of the parties and will be governed and construed by the laws of the State of Minnesota. It constitutes the entire agreement of the parties with respect to the subject matter hereof and will be binding upon and inure to the benefit of the Company, its successors and assigns and Employee, his heirs, legal representatives and assigns.

          Dated this 30th day of June, 2000.



                /s/ Christopher J. Pearson
               Christopher J. Pearson
               (Employee)


               PL Brands, Inc.

               By: /s/ Richard A. Barbari
               Name: Richard A. Barbari
               Title: CEO